Summary of Material Terms of 2005 Performance Targets under the
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            Terex Corporation 2004 Annual Incentive Compensation Plan
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     The 2005  performance  targets  under the  Terex  Corporation  2004  Annual
Incentive Compensation Plan (the "Plan") focus on "Think Terex" and "Individual Performance". The Plan is designed to provide the incentive and reward for performance that is consistent with the objectives of Terex Corporation ("Terex"). Eligible participants in the Plan will be assigned a bonus target for 2005, which will represent a percentage of their annual base salary, based upon their management level. For participants who report directly to Terex's Chief Executive Officer ("CEO") and for participants at the Terex corporate office, 60% of the bonus target will be based on Think Terex Performance and 40% will be based on Individual Performance. For other participants, 20% of the bonus target will be based on Think Terex Performance, 40% will be based on Individual Performance and 40% will be based on Segment Performance.

     Think Terex Performance is based upon a return on invested capital ("ROIC") measurement determined at the overall Terex level. ROIC will be determined using a formula based on Terex's operating earnings, average net debt and average book equity based on a five quarter period starting with the fourth quarter of 2004.

     Individual Performance can include all or any combination of segment performance, business unit performance, personal goals, Terex Improvement Process and human resources planning initiatives, as well as other financial and non-financial measurements. The CEO is responsible for determining Individual Performance for each of his direct reports and for participants at the Terex corporate office. For other participants, Individual Performance will be determined by the appropriate segment or business unit manager.

     Segment Performance will be based upon an equal rating of cash flow and operating earnings at the operating segment level, with performance measured against approved management-operating plans.